Exhibit 23.4

CONSENT OF VERISTA PARTNERS INC.

We hereby consent to (1) the use of our name in the Registration Statement on Form S-1 and the related prospectus and any amendments or supplements thereto (collectively, the “Registration Statement”) to be filed by Banzai International, Inc., a Delaware corporation, with the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, (2) references to and inclusion of our Strategic Due Diligence Assessment Report prepared for Banzai International, Inc. on April 14, 2023, including without limitation under the heading “Market Size” in the section “Business,” and (3) the filing of this consent as an exhibit to the Registration Statement.

Dated December 26, 2023	Verista Partners, Inc. (a/k/a Winterberry Group)

	By:	/s/ Bruce Biegel
	Name:	Bruce Biegel
	Title:	Senior Managing Partner